UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 2017

Universal Logistics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-51142	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12755 E. Nine Mile Road, Warren, Michigan

(Address of principal executive offices)

48089

(Zip Code)

(586) 920-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01 Other Events.

On October 16, 2017, a jury in state court in Cook County, Illinois rendered a verdict of $54.2 million against Universal Am-Can, Ltd. (“UACL”) in the matter of Denton v. UACL, et al. The litigation relates to a vehicular accident that occurred on February 8, 2011 on I-65 in Rensselaer, Indiana. The accident involved a tractor-trailer being driven by an independent owner-operator of UACL. The driver was braking on the expressway in order to avoid another vehicle being driven the wrong way on the interstate. The truck attempted to avoid the oncoming vehicle and the plaintiff’s vehicle and, in so doing, struck the plaintiff’s vehicle. As a result of the accident, the plaintiff sustained non-life threatening injuries. In connection with the verdict, the jury determined that UACL was responsible for the liability associated with the accident, with UACL and the other co-defendants being jointly responsible for 40% of the compensatory damages. The verdict included $19.2 million in compensatory damages and $35.0 million in punitive damages against UACL. The insurance coverage available for reimbursement of UACL’s damages underlying the verdict is limited to $1.0 million.

Based on knowledge of the facts and the analysis of outside counsel in advance of trial, we had estimated our liability for this matter at that time at $2.6 million, net of the $1.0 million insurance coverage. This specific amount was taken into consideration when we provided earnings guidance on October 5, 2017 for the third quarter 2017. Although we are in the process of finalizing our estimate, as a result of the verdict, and after considering the facts and additional analysis of outside counsel, we expect to increase this accrued liability by $15.6 million to $18.2 million. Accordingly, the earnings guidance that we provided on October 5, 2017, which was 11 days before the jury returned its verdict on October 16, 2017, did not reflect the adverse financial impact of the increased accrual or the ultimate outcome of these claims on our financial results for the third quarter 2017. While it is not feasible to predict with any certainty the outcome of this litigation, its ultimate resolution could be material to our cash flows and results of operations.

We intend to file motions in the trial court seeking judgment in UACL’s favor on certain claims that are the subject of the verdict, and for a new trial on others. We believe the facts and the law do not support the jury’s findings of liability against UACL, and we intend to appeal the verdict to the extent the circuit court does not set it aside as a result of these motions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Date: October 19, 2017	/s/ Steven Fitzpatrick
Steven Fitzpatrick
Secretary